As filled with the Securities and Exchange Commission on September 17, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPIRIT AEROSYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of Incorporation or organization)	20-2436320 (I.R.S. Employer Identification No.)
3801 South Oliver
Wichita, Kansas 67210
(Address, with zip code, of principal executive offices)
SPIRIT AEROSYSTEMS HOLDINGS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Full Title of the Plan)

Jeffrey L. Turner
Chief Executive Officer
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
(316) 526-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gloria Farha Flentje, Esq. General Counsel Spirit AeroSystems Holdings, Inc. 3801 South Oliver Wichita, Kansas 67210 (316) 526-9000	William R. Wood, II Foulston Siefkin LLP Commerce Bank Center 1551 North Waterfront Parkway Suite 100 Wichita, Kansas 67206 (316) 267-6371
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount To Be	Offering Price	Aggregate Offering	Registration
Title of Securities To Be Registered	Registered	Per Share(1)	Price(1)	Fee
Class A Common Stock, $0.01 par value per share
AMENDMENT TO THE SPIRIT AEROSYSTEMS HOLDINGS, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN	860,244	35.60	30,624,686.40	940.18
Class B Common Stock, $0.01 par value per share
AMENDMENT TO THE SPIRIT AEROSYSTEMS HOLDINGS, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN	860,244	35.60	30,624,686.40	940.18

(1)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price in respect of the Plan have been determined based on the average of the high and low prices reported on the New York Stock Exchange Composite Tape on September 11, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed or to be filed by the Registrant with the Securities and Exchange Commission (“Commission”) are incorporated by reference into this Registration Statement:
(a)	The 10-K filed by Registrant with the Commission on March 5, 2007, which includes: (i) Audited Consolidated Financial Statements of Spirit AeroSystems Holdings, Inc. for the twelve month period ended December 31, 2006 and the period from February 7, 2005 (date of inception), through December 29, 2005; and (ii) Audited Financial Statements of Wichita Division (a business of the Boeing Company) for the period from January 1, 2005 through June 16, 2005, and for the years ended December 31, 2004 and 2003.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant document referred to in (a) above.

(c)	The description of the Registrant’s Class A and Class B Common Stock, which is contained in Registration Statement on Form S-1 filed under the Exchange Act on June 30, 2006, including any amendment or report filed for the purpose of updating such description.

(d)	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.
Common Stock
     The Company’s Class A common stock is listed on the New York Stock Exchange under the symbol “SPR.” The Class B common stock will not be listed on any securities exchange. The Class A common stock and the Class B common stock are otherwise identical in all respects, except with respect to voting and except that each share of class B common stock is convertible into one share of class A common stock at the option of the holder.
     Voting Rights. Generally, on all matters on which the holders of common stock are entitled to vote, the holders of the Class A common stock and the Class B common stock vote together as a single class. On all matters with respect to which the holders of common stock are entitled to vote, each outstanding share of Class A common stock is entitled to one vote and each outstanding share of Class B common stock is entitled to ten votes. If the Minimum Condition (as defined below) is no longer satisfied, the number of votes per share of Class B common stock will be reduced automatically to one vote per share. The “Minimum Condition” is satisfied so long as the total number of outstanding shares of Class B common stock is at least 10% of the total number of shares of Class A and Class B common stock outstanding.
     Class A Common Stock. In addition to the other voting rights or power to which the holders of Class A common stock are entitled, holders of Class A common stock are entitled to vote as a separate class on (i) any proposal to alter, repeal or amend the Company’s certificate of incorporation which would adversely affect the powers, preferences or rights of the holders of Class A common stock; and (ii) any proposed merger or consolidation of the Company with any other entity if, as a result, shares of Class B common stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to the shares of Class A common stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of the Class A common stock and the Class B common stock. In respect of any matter as to which the holders of the Class A common stock are entitled to a class vote, such holders are entitled to one vote per share, and the affirmative vote of the holders of a majority of the shares of Class A common stock outstanding is required for approval.
     Class B Common Stock. In addition to the other voting rights or power to which the holders of Class B common stock are entitled, holders of Class B common stock are entitled to vote together as a separate class on (i) any proposal to alter, repeal or amend the Company’s certificate of incorporation which would adversely affect the powers, preferences or rights of the holders of Class B common stock; and (ii) any proposed merger or consolidation of the Company with any other entity if, as a result, shares of Class B common stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to the shares of Class A common stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of the Class A common stock and the Class B common stock. In respect of any matter as to which the holders of the Class B common stock are entitled to a class vote, such holders of Class B common stock are entitled to one vote per share and the affirmative vote of the holders of a majority of the shares of Class B common stock is required for approval.

     Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of the Company’s outstanding common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. No dividend may be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on every share of Class A and Class B common stock. Dividends paid in shares of the Company’s common stock must be paid, with respect to a particular class of common stock, in shares of that class.
     Conversion Rights. The Class A common stock is not convertible. Each share of Class B common stock may be converted at any time at the option of the holder into one share of Class A common stock. The Class B common stock will be converted automatically into Class A common stock upon a transfer thereof to any person other than (i) Onex Partners, LP, Onex Corporation and their respective partners and affiliates (“Onex Entities”), (ii) an affiliate of an Onex Entity, (iii) any individual employed by the Company at the time of the transfer and any affiliate of any such individual or (iv) any other person or entity who obtained Class B common stock through a direct issuance by the Company. In addition, the holders of a majority of the outstanding shares of Class B common stock may force the conversion of all, but not less than all, of the Class B common stock into Class A common stock.
     Preemptive or Similar Rights. Holders of the Company’s common stock are not entitled to preemptive or other similar rights to purchase any of the Company’s securities, and no holder of the Company’s securities is entitled to preemptive rights with respect to the shares of Class A common stock.
     Right to Receive Liquidation Distributions. Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, the holders of the Company’s common stock are entitled to receive pro rata Company’s assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred stock then outstanding.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers
General Obligations Law
     Registrant is incorporated under the laws, as amended, of the State of Delaware. Under Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses, including attorneys’ fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.
Certificate of Incorporation and By-Laws
     Registrant’s certificate of incorporation provides that none of its directors shall be personally liable for breach of fiduciary duty as a director. Any repeal or modification of that provision shall not adversely affect any right or protection, or any limitation of the liability of, any of our directors existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both Registrant’s certificate of incorporation and its by-laws provide for the indemnification of Registrant’s directors and officers to the fullest extent permitted by the DGCL.
Indemnification Agreements
     Additionally, Registrant has entered into indemnification agreements with certain of its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law. The indemnification agreements may require Registrant among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Registrant and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.
Liability Insurance
     Registrant’s directors and officers are covered by insurance policies maintained by Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act, or the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Underwriting Agreement
     The Underwriting Agreement (filed as Exhibit 1.1 to the Registrant’s Form S-1 filed with the Commission on May 8, 2007) provides for the indemnification of certain of Registrant’s directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
*4.1	Specimen Copy of Registrant’s Class A Common Stock Certificate

*4.2	Specimen Copy of Registrant’s Class B Common Stock Certificate

5.1	Opinion of Foulston Siefkin LLP

**10.1	Spirit AeroSystems Holdings, Inc. Supplemental Executive Retirement Plan

10.2	Amendment to the Spirit AeroSystems Holdings, Inc. Supplemental Executive Retirement Plan.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Foulston Siefkin LLP is contained in Exhibit 5.1 to this Registration

24.1	Power of Attorney is contained on the first signature page of this Registration Statement.

*	Incorporated by reference to Exhibits 4.1 and 4.2 to Registrant’s Amendment No. 5 to Form S-1 (Commission File No. 333-135486) filed on November 17, 2006.

**	Incorporated by reference to Exhibit 10.8 to Registrant’s Registration Statement on Form S-1, (Commission File No. 333-135486) filed on June 30, 2006

Item 9. Undertakings.
(a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          Provided, however, that:
     Paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas on September 17, 2007.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Ulrich Schmidt

Name:	Ulrich Schmidt
Title:	Chief Financial Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints ULRICH SCHMIDT and JEFFREY L. TURNER and both or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY L. TURNER	President, Chief Executive Officer	September 17, 2007
JEFFREY L. TURNER	and Director (Principal Executive Officer)

/s/ ULRICH SCHMIDT	Executive Vice-President and Chief	September 17, 2007
ULRICH SCHMIDT	Financial Officer
(Principal Financial Officer)

/s/ DANIEL R. DAVIS	Corporate Controller	September 17, 2007
DANIEL R. DAVIS	(Principal Accounting Officer)

Signature	Title	Date

/s/ IVOR EVANS	Director	September 17, 2007
IVOR EVANS

/s/ PAUL FULCHINO	Director	September 17, 2007
PAUL FULCHINO

/s/ RICHARD GEPHARDT	Director	September 17, 2007
RICHARD GEPHARDT

/s/ ROBERT JOHNSON	Director	September 17, 2007
ROBERT JOHNSON

/s/ RONALD KADISH	Director	September 17, 2007
RONALD KADISH

/s/ CORNELIUS MCGILLICUDDY	Director	September 17, 2007
CORNELIUS MCGILLICUDDY, III

/s/ SETH MERSKY	Director	September 17, 2007
SETH MERSKY

/s/ FRANCIS RABORN	Director	September 17, 2007
FRANCIS RABORN

/s/ NIGEL WRIGHT	Director	September 17, 2007
NIGEL WRIGHT

INDEX TO EXHIBITS

*4.1	Specimen Copy of Registrant’s Class A Common Stock Certificate

*4.2	Specimen Copy of Registrant’s Class B Common Stock Certificate

5.1	Opinion of Foulston Siefkin LLP

**10.1	Spirit AeroSystems Holdings, Inc. Supplemental Executive Retirement Plan

10.2	Amendment to the Spirit AeroSystems Holdings, Inc. Supplemental Executive Retirement Plan.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Foulston Siefkin LLP is contained in Exhibit 5.1 to this Registration

24.1	Power of Attorney is contained on the first signature page of this Registration Statement.

*	Incorporated by reference to Exhibits 4.1 and 4.2 to Registrant’s Amendment No. 5 to Form S-1 (Commission File No. 333-135486) filed on November 17, 2006.

**	Incorporated by reference to Exhibit 10.8 to Registrant’s Registration Statement on Form S-1, (Commission File No. 333-135486) filed on June 30, 2006